EXHIBIT 10.5
February 8, 2006
John L. Babitt
2020 Norway Pine Circle
Minnetonka, MN 55305
Re: Stay Bonus
Dear John:
As you know, CABG Medical, Inc. (“CABG Medical”) anticipates that it will sell or dissolve the Company, or acquire an entity, in the near term (hereinafter referred to as a “Transaction”). CABG Medical is hopeful that you will remain employed by the Company to assist the Company with the upcoming transition and Transaction. If you remain employed by CABG Medical through the successful completion of a Transaction, CABG Medical will pay you a stay bonus of Fifty Thousand and 00/100 Dollars ($50,000), less required deductions. Your receipt of such stay bonus would be conditioned on your execution and non-rescission of a separation and release of claims agreement prepared by the Company and presented to you on or shortly after your last day of employment. If earned, the stay bonus will be paid to you in a lump sum within ten (10) business days following the expiration of applicable rescission periods as outlined in the separation and release of claims agreement.
You will not be eligible for the stay bonus described above if you voluntarily resign your employment for any reason prior to a successful Transaction or if you are terminated by CABG Medical at any time for disciplinary cause. Disciplinary cause includes, but is not limited to, dishonesty, violation of CABG Medical’s rules or policies, failure to competently perform your job duties, failure to take direction from CABG Medical or its Board of Directors, poor attendance, failure to be flexible in job assignments, misconduct, or job abandonment. Notwithstanding anything herein to the contrary, your employment with CABG Medical remains at-will.
This agreement shall be null and void if a Transaction has not occurred on or before December 31, 2007.
We thank you in advance for your assistance during the upcoming transition. Please contact me with any questions.
Sincerely,
CABG MEDICAL, INC.
/s/ Manuel A. Villafana
Manuel A. Villafana
CEO & Chairman of the Board

Agreed to and accepted:

EMPLOYEE

/s/ John L. Babitt
John L. Babitt